Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") shall be effective on the 11th day of February 2010 ("Effective Date") between Shiner International, Inc., (the “Company") and Jeffrey T. Roney ("Roney").

RECITALS

WHEREAS, the Company has determined that Roney's services to the Company will be of value to the Company, and accordingly, the Company desires to enter into this Agreement with Roney as set forth herein in order to secure such services;

WHEREAS, the Company is the leading provider of coated films in China and an emerging global developer of anti-counterfeit and flexible packaging products supplying a wide range of multi-national customers;

WHEREAS, Roney desires to serve as an employee of the Company pursuant to the terms set forth herein;

NOW THEREFORE, for and in consideration of Roney's employment by the Company, the promises and the mutual agreements set forth herein, Roney and the Company agrees as follows:

1. Employment Duties.

(a)  The Company agrees to employ Roney and Roney agrees to serve as Chief Financial Officer to manage and direct the activities of the Company, and such other reasonable additional responsibilities as may be added to Roney's duties. Roney shall report directly to Qingtao Xing Shiner’s Chief Executive Officer and to Mr. Yuet Ying Chairman of the Board of Directors.

(b)  Roney shall diligently follow and implement all policies and decisions communicated by the C.E.O. and the Company will provide all required resources that will enable Roney to represent the Company in a professional manner.

(c)  The work product to be produced hereunder by Roney shall be considered a work made for hire as defined in the Copyright Act of 1976, and is therefore owned exclusively by the Company which vests copyright ownership of works for hire in the Company for whom the work is prepared. If any works hereunder shall be found not to be works made for hire, or ownership does not otherwise automatically vest in the Company, Roney shall immediately disclose and assign to Company any right, title and interest in any inventions, models, processes, patents, copyrights and improvements thereon relating to services or processes or products of Company that Roney conceives or acquires during the employment relationship with Company or that Roney may conceive or acquire, during the period of (1) one year after termination of this Agreement.

2. Term.

The initial term of employment shall be twelve months (12) ("Initial Term"). The Initial Term shall begin February 11th, 2010 and shall have four (4) automatic twelve (12) month renewal periods; however, the terms shall not renew in the event that either party gives the other party written notice of non-renewal ("Notice") at least ninety (90) days prior to the end of the then-current term.

3. Compensation.

(a)  Roney shall be paid a monthly compensation of $ 9,000.00 USD/month plus expenses. Roney will work at various Company facilities as appropriate. The monthly salary will by paid on the 15th of the month, commencing march 15th 2010, or the last business prior to the 15th of the month.

(b)  Roney will have the opportunity to earn a variable bonus up to his 33% of his base annual salary, or $ 3,000.00 USD/month, based on meeting objectives established annually between Roney and the C.E.O. The bonus, if earned, will be paid within seven business days of the expiration of this contract.

(c)  Throughout the term of the Agreement, Roney will in addition be entitled to related benefits as provided by the Company such as:

(i) Roney shall, upon submission of written documentation of business related expenses incurred, be reimbursed for any and all necessary, customary and usual expenses, as approved by the C.E.O. and incurred by Roney on behalf of Company in the normal course of business. The annual budget will be $50,000.00 USD. The amount can be revised subject to approval by C.E.O.

4. Termination.

This Agreement and Roney's employment can be terminated by the Board of Directors or  CEO immediately if Roney does not meet our work expectations, or can be terminated by the company under section (a) below during the 12 months covered by this contract.

(a) For Cause immediately and without notice. Cause means either the joint or several conduct of Roney which amounts to (i) fraud, dishonesty or breach of fiduciary duty against the Company; (ii) willful misconduct, insubordination, repeated refusal to follow the reasonable directions of the Board of Directors; (iii) intoxication with alcohol or drugs while on the Company's premises during regular business hours.

5. Notices.

Except as otherwise specifically provided herein, any notice required or permitted to be given by, or to, either party pursuant to this Agreement shall be given in writing, and shall be personally delivered, or mailed by certified mail, return receipt requested, or provided by electronic transmission with a copy sent contemporaneously by certified mail, return receipt requested, at the address set forth below or at such other address as either party shall designate by written notice to the other given in accordance with this Section. Any notice complying with their Section shall be effective immediately upon personal delivery or electronic transmission, and if mailed only, on the third business day after mailing.

6. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia. The parties agree that jurisdiction and venue for any matter arising out of or pertaining to this Agreement shall be proper only in the state courts located in Albemarle County, Virginia, and the federal courts having jurisdiction over the Western District of Virginia, and the parties hereby consent to such venue and jurisdiction. Both parties accept Arbitration. In agreeing to Arbitration, we both acknowledge that in event of a dispute, each party has waived their rights to have the dispute decided in a court of law before a judge or jury and instead is accepting the use of arbitration for resolution. Arbitration does not change the Venue for resolution of a dispute, if one arises.

7. Entire Agreement.

This Agreement executed contemporaneously herewith embodies the entire agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Company or Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

8. Confidentiality.

The terms, conditions and existence of this Agreement shall be confidential.

IN WITNESS WHEREOF, Roney and the Company have executed and delivered this Agreement as of the date first shown above.

EMPLOYEE:

By:	/s/ Jeffrey T. Roney
Printed Name: Jeffrey T. Roney
Title: Chief Financial Officer

THE COMPANY:
Shiner International, Inc.

By:	/s/ Qingtao Xing
Printed Name: Qingtao Xing
Title: Chief Executive Officer